  Exhibit 99.1

STOCKHOLDERS’ AGREEMENT

This STOCKHOLDERS’ AGREEMENT (this “Agreement”) is entered into as of May 4, 2018 among Fusion Connect, Inc. , a Delaware corporation (the “Company”), BCHI Holdings, LLC, a Georgia limited liability company (“Holding LLC”), the other Persons set forth on Schedule I hereto (the “Initial FTI Stockholders”) and each Person that becomes a party to this Agreement by delivering to the Company and Holding LLC a duly executed joinder to this Agreement in the form attached hereto as Exhibit A hereto or such other form approved by Holding LLC and the Company (together, with the Initial FTI Stockholders, the “FTI Stockholders” and each an “FTI Stockholder).

RECITALS

A.           This Agreement is being entered into in connection with the consummation of the transactions contemplated by the Merger Agreement, dated as of August 26, 2017 (as amended or modified from time to time, the “Merger Agreement”), by and among the Company, Birch Communications Holdings, Inc., a Georgia corporation, and Fusion BCHI Acquisition LLC, a Delaware limited liability company.

B.           After giving effect to the transactions contemplated by the Merger Agreement, Holding LLC and the Initial FTI Stockholders own the equity securities of the Company in the respective amounts indicated on Schedule I hereto.

C.           Holding LLC, the FTI Stockholders and the Company wish to set forth certain agreements regarding the relationships among them and the governance of the Company.

In consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the Company and each Stockholder agree as follows:

ARTICLE I
DEFINITIONS

  Section 1.1  Certain Defined Terms. As used herein, the following terms shall have the following meanings:

“Affiliate” means (i) with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person, (ii) with respect to Holding LLC, any member of Holding LLC or any trust therefor, and (iii) with respect to any natural person, any spouse or lineal descendant of such person, and in each case, any trust therefor.

“Agreement” has the meaning set forth in the preamble.

“beneficial owner” or “beneficially own” has the meaning given such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of Common Stock or other Equity Securities of the Company shall be calculated in accordance with the provisions of such rule. For the avoidance of doubt, no Person shall be deemed to beneficially own any security solely as a result of such Person’s execution of this Agreement.

“Board” means the Board of Directors of the Company.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York City.

“Bylaws” means the Bylaws of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Cause” shall mean the occurrence of any of the following:

(A) any action or omission by the applicable Director that constitutes (1) a criminal act committed in connection with or related to the activities of the Company or (2) fraud, willful misconduct or gross negligence in the performance of such Director’s duties as a director of the Company or otherwise relating to the activities of the Company;

(B) the conviction of the applicable Director of any criminal offense unrelated to the activities of the Company that constitutes a felony or for which a term of imprisonment of any duration is imposed (other than an offense under any road traffic legislation, not accompanied by any other criminal offense that constitutes a felony);

(C) a breach by the applicable Director of a material securities law or regulation or a material rule of any securities exchange of the Securities and Exchange Commission; or

(D) if such Director also is a party to a consulting, services, severance or employment agreement with the Company and such term is defined therein, the meaning as set forth in such agreement.

“Charter” means the Certificate of Incorporation of the Company, as in effect on the date hereof and as the same may be amended, supplemented or otherwise modified from time to time.

“Closing” means the closing of the Transaction as defined in and as contemplated by the Merger Agreement.

“Common Stock” means the common stock, par value $.01 per share, of the Company, and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization.

“Communications Act” means the Communications Act of 1934.

“Company” has the meaning set forth in the preamble.

“Control” (including the terms “controlling”, “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“Covered Claims” has the meaning set forth in Section 4.16(a).

“Director” means any member of the Board.

“Equity Securities” means any and all shares of Common Stock or other equity securities of the Company, securities of the Company convertible into, or exchangeable or exercisable for (whether presently convertible, exchangeable or exercisable or not), such shares, and options, warrants or other rights (whether presently convertible, exchangeable or exercisable or not) to acquire such shares of Common Stock or other equity securities of the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“FCC Regulations” means the rules, regulations, published decisions, published orders and policies promulgated by the Federal Communications Commission and in effect from time to time.

“FTI Director” means, as of any date, each Person who is a director of the Company on such date and who was designated as a director nominee in accordance with the provisions of Section 2.1(b)(ii) and elected to the Board at an annual or special meeting of the stockholders of the Company.

“FTI Stockholders” has the meaning set forth in the preamble.

“FTI Nominating Committee” means, as of any date on which an action or decision of the FTI Nominating Committee is required or permitted to be taken pursuant to this Agreement, the FTI Directors serving on the Board on such date.

“Group” has the meaning set forth in Section 13(d)(3) of the Exchange Act.

“Holding LLC” has the meaning set forth in the preamble.

“Information” means all confidential information about the Company or any of its Subsidiaries that is or has been furnished to any Stockholder or any of its Representatives by or on behalf of the Company or any of its Subsidiaries, or any of their respective Representatives (whether written or oral or in electronic or other form and whether prepared by the Company or any of its Subsidiaries or their respective Representatives), together with that portion of all written or electronically stored documentation prepared by such Stockholder or its Representatives based on or reflecting, in whole or in part, such information; provided, however, that the term “Information” shall not include any information that (i) is or becomes generally available to the public through no action or omission by such Stockholder or its Representatives in violation of this Agreement, (ii) is or becomes available to such Stockholder on a non-confidential basis from a source, other than the Company or any of its Subsidiaries, or any of their respective Representatives, that, to such Stockholder’s knowledge, after reasonable inquiry, is not prohibited from disclosing to such Stockholder by a contractual, legal or fiduciary obligation or (iii) is independently developed by a Stockholder or its Representatives or Affiliates without use of any Information.

“Initial FTI Stockholders” has the meaning set forth in the preamble.

“Law” means the law of any jurisdiction, whether international, multilateral, multinational, national, federal, state, provincial, local or common law, or an order, act, statute, ordinance, regulation, rule, extension order or code promulgated by a governmental authority (including any department, court, agency or official, or non-governmental self-regulatory organization, agency or authority and any political subdivision or instrumentality thereof).

“Merger Agreement” has the meaning provided in the first recital.

“Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any Group comprised of two or more of the foregoing.

“Representatives” means with respect to any Person, any of such Person’s, or its Affiliates’, directors, officers, employees, general partners, Affiliates, direct or indirect shareholders, members or limited partners, attorneys, accountants, financial and other advisers, and other agents and representatives, including, in the case of any Stockholder, any designee nominated for election to the Board or a committee thereof by such Stockholder.

“Sale of the Company” means, in any one or more related transactions, a merger (other than a merger solely for the purpose of forming a holding company with no change in indirect ownership or to effect a change in the Company’s state of incorporation), business combination or sale of all or substantially all of the Company’s assets, in each case, as a result of which the Directors immediately prior to such transaction do not represent a majority of the Board immediately following the consummation of such transaction (or series of transactions), or the stockholders of the Company immediately prior to such transaction do not, immediately following the consummation of such transaction (or series of transactions), continue to own equity securities representing more than 50% of the vote and of the equity of the Company, of the ultimate controlling Person (in the case of a merger or business combination) or Person succeeding to ownership of all or substantially all of the Company’s assets (in the case of a sale of assets).

“Secondary Indemnitors” has the meaning assigned to such term in Section 4.16.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Specified Indemnitee” has the meaning set forth in Section 4.16.

“Stockholder” means each of Holding LLC and the FTI Stockholders.

“Subsidiary” means, with respect to any Person, (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, or a majority of the economic interests in such Person’s equity, are owned by such Person, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which such Person is the record or beneficial owner, directly or indirectly, of a majority of the voting or equity interests or of which such Person is the general partner or managing member.

 “Transfer” means, directly or indirectly, to sell, transfer, assign, hypothecate or similarly dispose of (by merger, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to, the sale, transfer, assignment, hypothecation or similar disposition of (by merger, operation of law or otherwise), any shares of Equity Securities beneficially owned by a Person.

“Transferee” means any Person to whom any Stockholder or any transferee thereof Transfers Equity Securities in accordance with the terms hereof.

“Voting Securities” means at any time the then-issued and outstanding Common Stock and any other securities of the Company of any kind or class having power generally to vote for the election of Directors.

Section 1.2   Other Definitional Provisions. Unless otherwise expressly provided, for the purposes of this Agreement, the following rules of interpretation shall apply:

(a) When a reference is made in this Agreement to an article or a section, paragraph, exhibit or schedule, such reference will be to an article or a section, paragraph, exhibit or schedule hereof unless otherwise clearly indicated to the contrary.

(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term, and words denoting any gender will include all genders. Where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning.

(e) A reference to any period of days will be deemed to be to the relevant number of calendar days, unless otherwise specified.

(f) The word “dollars” and symbol “$” mean U.S. dollars.

(g) References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns.

(h) The word “or” shall be disjunctive but not exclusive.

(i) The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions hereof.

(j) Any statute or rule defined or referred to herein or in any agreement or instrument that is referred to herein means such statute or rule as from time to time amended, modified or supplemented, including by succession of comparable successor statutes or rules and references to all attachments thereto and instruments incorporated therein.

ARTICLE II
CORPORATE GOVERNANCE

Section 2.1    Board of Directors Matters.

(a) Board Size and Composition. Effective as of the Closing, in accordance with Section 3.02 of the Bylaws, the size of the Board has initially been fixed at seven Directors.

(b) Nomination of Directors. Subject to Section 2.1(e), each Stockholder agrees with the Company that it shall: (i) appear in person or by proxy at each annual meeting or special meeting of the stockholders of the Company at which Directors are to be elected for the purposes of obtaining a quorum; (ii) at each such stockholders’ meeting, vote, in person or by proxy, all of the Voting Securities owned by it on the date of such meeting in favor of election of the following designees nominated for election to the Board pursuant to this Section 2.1(b) and in accordance with the Bylaws and the nomination procedures of the Company; and (iii) in any action by written consent of the holders of Voting Securities for the purpose of electing Directors, consent to election of the following designees nominated for election to the Board pursuant to this Section 2.1(b) and in accordance with the Bylaws and the nomination procedures of the Company:

(i) three (3) Persons (at least one (1) of whom shall be an independent director within the meaning of the NASDAQ listing standards) designated as nominees for election to the Board by Holding LLC;

(ii) three (3) Persons (at least one (1) of whom shall be an independent director within the meaning of the NASDAQ listing standards) designated as nominees for election to the Board by the FTI Nominating Committee; and

(iii) one (1) Person designated as a nominee for election to the Board (who shall be an independent director within the meaning of the NASDAQ listing standards) by Holding LLC with the prior written approval (not to be unreasonably withheld, conditioned or delayed) of the FTI Nominating Committee.

In the event that either Holding LLC or the FTI Nominating Committee fails to designate any nominee that it is entitled to designate pursuant to this Section 2.1(b), then the Company will provide written notice of such failure to Holding LLC or the FTI Nominating Committee, as applicable. If such failure is not cured within ten (10) Business Days following the transmission of such notice by the Company, then the Board will be entitled to designate a nominee for such position. The rights of each of Holdings LLC and the FTI Nominating Committee to designate nominees for election to the Board as set forth in this Section 2.1(b) are personal to each of Holdings LLC and the FTI Nominating Committee and may not be exercised by any Transferee, except that in the event Holding LLC no longer holds any Common Stock but its Affiliates continue to hold Common Stock Transferred by Holding LLC to such Affiliates (whether directly or by Transfers through other Affiliates of Holding LLC), and such rights have not been terminated pursuant to Section 2.1(e), the rights of Holdings LLC to designate nominees pursuant to this Section 2.1(b) may be exercised by the Affiliates of Holding LLC to which such Common Stock was Transferred.

(c) Chairman and Vice Chairman of the Board. Matthew D. Rosen will be the initial Chairman of the Board and Holcombe T. Green, Jr. will be the initial Vice Chairman of the Board.

(d) Removal and Replacement; Vacancies.

(i) In the event that a vacancy is created at any time by (i) the death, disability, retirement, resignation or removal of any Director nominated for election to the Board pursuant to Section 2.1(b), or (ii) there is an increase in the size of the Board, which increase must be in increments of two (2) Directors, the Company, by action of the remaining Directors, shall, and the Stockholders agree with the Company to use their reasonable best efforts to cause the remaining Directors to, in the case of clause (i), fill the vacancy created thereby with a replacement nominee designated by the entity (i.e., either Holding LLC or the FTI Nominating Committee, as the case may be) that had designated such Director for nomination pursuant to Section 2.1(b) as promptly as practicable or, in the case of clause (ii), fill the vacancies created thereby as required to maintain the proportionate allocation of Directors contemplated by Section 2.1(b) above. In addition, if such vacant position had been held by a Person nominated under Section 2.1(b)(iii), then the nomination of the replacement nominee shall be subject to the prior written approval of the FTI Nominating Committee, in accordance with Section 2.1(b)(iii).

(ii) In the event that a vacancy is created at any time by the death, disability, retirement, resignation or removal of any Director nominated for election to the Board pursuant to Section 2.1(b) and the remaining Directors have not caused the vacancy created thereby to be filled pursuant to Section 2.1(d)(i) by a new designee of the appropriate Person promptly after both Holding LLC and the FTI Nominating Committee have been notified of such vacancy, then in such case the Company shall take all such actions as and when requested by whichever of Holding LLC or the FTI Nominating Committee is entitled, pursuant to Section 2.1(b) to designate a Person to fill such vacancy (the “Designating Stockholder”), and each other Stockholder hereby agrees with the Company to vote, or act by written consent with respect to, all Voting Securities beneficially owned by it on the date of the relevant vote or action to act to fill the vacancy with a Person designated as a replacement by the Designating Stockholder in accordance with Section 2.1(b). Upon the written request of any Person having rights under Section 2.1(b), each other Stockholder agrees with the Company to vote, or act by written consent with respect to, all Voting Securities beneficially owned by it on the date of the relevant action to, remove any Director nominated by such Person for election to the Board pursuant to Section 2.1(b) and to elect any replacement Director designated for nomination by such Person pursuant to this Section 2.1(d).

(iii) Subject to Section 2.1(e), unless otherwise requested in writing by the Person entitled to nominate such Person for election to the Board under Section 2.1(b), no other Stockholder shall take any action to cause the removal of any Directors nominated by such Person for election to the Board pursuant to Section 2.1(b); provided, that any Director may be removed by the Board for Cause and, in such case, the resulting vacancy will be filled with a Person designated as a replacement by the Designating Stockholder in accordance with Section 2.1(b).

(iv) Any vacancy on the Board that results from the termination of rights of nomination pursuant to Section 2.1(e) may be filled by action of a majority of the Board, in accordance with the Bylaws and applicable nomination procedures of the Company.

(e) Termination of Rights of Nomination.

(i) Upon such time as Holding LLC and its Affiliates cease to beneficially own, collectively, at least 20% of the number of shares of Common Stock they collectively beneficially own immediately following the Closing, Holding LLC shall cease to have the right to designate any nominee for election to the Board pursuant to Section 2.1(b).

(ii) Unless otherwise mutually agreed by Holding LLC and the FTI Nominating Committee, upon such time as the aggregate number of issued and outstanding shares of Common Stock beneficially owned by Marvin Rosen and Matt Rosen is less than that number of shares of Common Stock equal to 1.5% of the then issued and outstanding shares of Common Stock, the FTI Nominating Committee shall cease to have the right to designate any nominee for election to the Board pursuant to Section 2.1(b).

Section 2.2  Company Cooperation. The Company shall take such action as may be required under applicable Law, the Charter and the Bylaws (subject to such vote of the Board as may be required) (a) to cause the Board to consist of the number of Directors specified in Section 2.1(a) and (b) to cause one of the Directors to be appointed and serve as the Chairman of the Board and another of the Directors to be appointed and serve as the Vice Chairman of the Board in accordance with Section 2.1(c). The Company agrees to include in the slate of nominees to be voted upon by stockholders of the Company the Persons designated for nomination to the Board in accordance with Section 2.1(b). The Company agrees that no modification or amendment of the Charter or the Bylaws that is inconsistent with the provisions of this Agreement shall be effective without the approval of Holding LLC and the FTI Nominating Committee.

Section 2.3  FTI Nominating Committee. The FTI Nominating Committee will only take such actions under this Agreement as authorized in writing (email being sufficient), including the nomination of individuals for election to the Board by the FTI Nominating Committee pursuant to Section 2.1(b)(ii), by a majority of the FTI Nominating Committee.

Section 2.4  FTI Stockholders. Notwithstanding anything to the contrary herein, at such time as any Person shall cease to serve as an FTI Director for any reason, such Person shall no longer be an FTI Stockholder within the meaning of this Agreement and the rights and obligations of such Person under this Agreement shall terminate at such time. At such time as any Person shall be elected as an FTI Director such Person shall become an FTI Stockholder within the meaning of this Agreement but only upon execution and delivery, to the Company and Holding LLC, of a duly executed joinder to this Agreement in the form attached hereto as Exhibit A hereto or such other form approved by Holding LLC and the Company.

Section 2.5  Affiliate Transactions. Except for such transactions as are contemplated by agreements to which the Company is a party on the date hereof or to be entered into on the date hereof, any transaction between the Company or any Subsidiary of the Company, on the one hand, and a Stockholder or any Affiliate of such Stockholder, on the other, shall require the approval of a majority of the disinterested members of the Board.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1    Representations and Warranties of the Company. The Company represents and warrants to each Stockholder as follows:

(a) the Company has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that the enforcement hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(b) the execution and delivery of this Agreement by the Company, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of the Charter or Bylaws.

Section 3.2    Representations and Warranties of the Stockholders. Each Stockholder, severally and not jointly, represents and warrants, solely with respect to itself, to each other Stockholder and to the Company as follows:

(a) such Stockholder has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity; and

(b) the execution and delivery of this Agreement by such Stockholder, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby will not violate, conflict with or result in a breach, or constitute a default (with or without notice or lapse of time or both) under any provision of its charter, bylaws or other similar organizational documents.

ARTICLE IV
MISCELLANEOUS

Section 4.1    Not A “Group”. The Stockholders and the Company acknowledge that the arrangements contemplated by this Agreement are not intended to constitute the formation of a Group. Each Stockholder agrees that, for purposes of determining beneficial ownership of such Stockholder, it shall disclaim any beneficial ownership by virtue of this Agreement of the Company’s securities owned by the other Stockholders, and the Company agrees to recognize such disclaimer in its Exchange Act and Securities Act reports.

Section 4.2    Termination. This Agreement shall terminate upon the earliest of (a) a Sale of the Company or (b) the date on which the rights of Holding LLC or the FTI Nominating Committee pursuant to Section 2.1(b) to nominate individuals for election to the Board have terminated in accordance with the terms of Section 2.1(e); provided, however, that, notwithstanding anything in this Section 4.2 to the contrary, the rights and obligations of any particular Stockholder (other than an FTI Stockholder) under this Agreement shall terminate on the date on which such Stockholder no longer beneficially owns any Equity Securities; provided, further, that, notwithstanding anything in this Section 4.2 to the contrary, the termination of the rights and obligations of any Person who ceases to serve as an FTI Director for any reason shall be governed by Section 2.4.

Section 4.3    Confidentiality. Each Stockholder agrees with the Company to, and agrees with the Company to use commercially reasonable efforts to cause its Representatives to, keep confidential and not divulge any Information; provided, however, that nothing herein shall prevent any Stockholder from disclosing such Information (a) upon the order of any court or administrative agency, (b) upon the request or demand of any regulatory agency or authority having jurisdiction over such Stockholder or Representative, (c) to the extent required by Law or legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests, (d) to the extent necessary in connection with the exercise of any remedy hereunder, (e) to other Stockholders, or (f) to such Stockholder’s Representatives that in the reasonable judgment of such Stockholder need to know such Information; provided, further, that, in the case of clause (a), (b) or (c), such Stockholder shall notify the Company of the proposed disclosure as far in advance of such disclosure as reasonably practicable and, if requested by the Company, use commercially reasonable efforts (but at the sole expense of the Company) to ensure that any Information so disclosed is accorded confidential treatment, when and to the extent available.

Section 4.4    Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision of this Agreement shall be effective without the approval of the Company, Holding LLC and the FTI Nominating Committee; provided, however, that (a) this Agreement may not be amended, modified or waived in any manner adversely affecting the rights or obligations of any Stockholder without the prior written consent of such Stockholder, (b) no amendment, modification or waiver to Section 2.1 (directly or by amendment of the definitions used therein) shall adversely affect the rights of Holding LLC or the FTI Nominating Committee to designate nominee(s) for election to the Board in accordance with this Agreement without the consent of Holding LLC or the FTI Nominating Committee, as the case may be, (c) amendment, modification or waiver of this Section 4.4 shall require the prior written consent of each Stockholder, and (d) any Stockholder may terminate or waive (in writing) the benefit of any provision of this Agreement with respect to itself for any purpose.

Section 4.5    Successors, Assigns and Transferees. Except as expressly set forth herein, this Agreement shall bind and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

Section 4.6    Notices. All notices and other communications to be given to any party hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or when received in the form of an email or other electronic transmission (receipt confirmation requested), and shall be directed to the address set forth below (or at such other address or email address as such party shall designate by like notice):

if to the Company, to:

Fusion Connect, Inc.
420 Lexington Avenue, Suite 1718
New York, New York 10170
Attention: James P. Prenetta, Jr. Executive Vice President and General Counsel
Email: jprenetta@fusionconnect.com

if to any Stockholder, to the address of such Stockholder as shown in Schedule I hereto.

Section 4.7    Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated hereby and to otherwise carry out the intent of the parties hereunder.

Section 4.8    Entire Agreement; Third Party Beneficiaries. Except as otherwise expressly set forth herein, this Agreement embodies the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, that they may have related to the subject matter hereof in any way. This Agreement is not intended to confer in or on behalf of any Person not a party to this Agreement any rights, benefits, causes of action or remedies with respect to the subject matter or any provision thereof.

Section 4.9    Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by Law, or otherwise afforded to any party, shall be cumulative and not alternative.

Section 4.10    Governing Law. This Agreement will be governed by and construed in accordance with the Laws of the State of Delaware applicable to contracts made and to be performed within the State of Delaware, without giving effect to conflicts of law rules that would require or permit the application of the Laws of another jurisdiction.

Section 4.11    Specific Performance; Jurisdiction.

(a) The parties agree that irreparable damage would occur for which money damages would not suffice in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties would not have any adequate remedy at law. It is accordingly agreed that any non-breaching party shall be entitled to seek an injunction, temporary restraining order or other equitable relief exclusively in the Delaware Court of Chancery enjoining any such breach and enforcing specifically the terms and provisions hereof, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. Each party agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement. The provisions of this Section 4.11(a) are in addition to any other remedy to which any party is entitled at law, in equity or otherwise.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding in connection with or with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware or another court sitting in the state of Delaware. The parties hereto further agree that any dispute between the parties regarding the approval by the FTI Nominating Committee of any Person designated by Holding LLC pursuant to Section 2.1(b)(iii) will be submitted to the Delaware Court of Chancery with a request to rule on an expedited basis. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action in connection with or relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding in connection with or with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 4.11, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action in connection with or relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party or by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 4.6. Nothing in this Section 4.11 shall affect the right of any party hereto to serve legal process in any other manner permitted by Law.

Section 4.12    Waiver of Jury Trial. Each party hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party (i) certifies and acknowledges that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, and (ii) acknowledges that it understands and has considered the implications of this waiver and makes this waiver voluntarily, and that it and the other parties have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 4.12.

Section 4.13    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.14    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

Section 4.15    Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument. Signatures provided by electronic transmission in “pdf” or equivalent format will be deemed to be original signatures.

Section 4.16    Certain Indemnification Matters. The Company hereby acknowledges that an Indemnitee (as defined in the Charter) who is an officer, director, partner, member, manager, employee, managing director or Affiliate of, or a Director nominee pursuant to Section 2.1 of, a Stockholder (each such Indemnitee, a “Specified Indemnitee”) may have certain rights to indemnification, advancement of expenses and/or insurance pursuant to charter documents, constitutive agreements or other agreements with such Stockholder or Affiliates of such Stockholder or other Person (other than the Company and its Affiliates) of which such Specified Indemnitee is an officer, director, partner, member, manager, employee, managing director or Affiliate (collectively, the “Secondary Indemnitors”). In furtherance of the foregoing, the Company hereby covenants and agrees as follows:

(a) The Company shall be the indemnitor of first resort for any claims or proceedings (collectively, “Covered Claims”) for which any Specified Indemnitee is entitled, under the Charter or otherwise, to indemnification by the Company (i.e., the Company’s obligations to each such Specified Indemnitee with respect to any Covered Claim are primary and any obligations of any Secondary Indemnitor to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Specified Indemnitee with respect Covered Claims are secondary).

(b) Subject to Sections 1 and 2 of Article IX of the Charter, the Company shall pay the expenses (including attorneys’ fees and expenses) incurred by any Specified Indemnitee in defending any Covered Claim in advance of such Covered Claim’s final disposition, without regard to any rights any such Specified Indemnitee may have against any Secondary Indemnitor.

(c) The Company hereby irrevocably waives, relinquishes and releases each Secondary Indemnitor from any and all claims against such Secondary Indemnitor for contribution, subrogation or any other recovery of any kind in respect of any Covered Claim.

The Company further agrees that no advancement or payment by any Secondary Indemnitor on behalf of any such Specified Indemnitee with respect to any Covered Claim for which any such Specified Indemnitee has sought indemnification from the Company shall affect the foregoing and any such Secondary Indemnitor shall have a right of contribution and/or subrogation to the extent of such advancement or payment to all of the rights of recovery of such Specified Indemnitee against the Company. Any amendment, repeal or modification of this Section 4.16 shall not adversely affect any right or protection of a Specified Indemnitee or Secondary Indemnitor existing prior to such repeal or modification.

Section 4.17    Rights and Obligations of Transferees. No Stockholder shall Transfer any Equity Securities except in compliance with the Securities Act, the Charter (as defined in the Merger Agreement), any applicable state or foreign securities Laws and this Agreement, or if such Transfer would violate the Communications Act or FCC Regulations and such Stockholder has been so advised by the Company. Without limiting the generality of the foregoing, no such Transfer shall be made or recognized in the books and records of the Company if such Transfer would result in a violation of the Communications Act or FCC Regulations. Any Transfers in violation of this Agreement shall be null and void.

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IN WITNESS WHEREOF, the parties hereto have caused this Stockholders’ Agreement to be executed effective as of the date set forth in the first paragraph hereof.

FUSION CONNECT, INC.

By:   /s/ James P. Prenetta, Jr.
Name: James P. Prenetta, Jr.
Title: Executive Vice President and General Counsel

BCHI HOLDINGS, LLC

By:   /s/ Holcombe T. Green, Jr.
Name: Holcombe T. Green, Jr.
Title: Manager

FTI STOCKHOLDERS:

By:   /s/ Marvin S. Rosen

By:   /s/ Matthew S. Rosen

By:   /s/ Philip D. Turits

By: /s/ Michal J. Del Giudice

By:   /s/ Jack Rosen

By:   /s/ William Rubin

By:   /s/ Paul C. O’Brien

By:   /s/ Larry Blum

EXHIBIT A

FORM OF JOINDER TO

STOCKHOLDERS’ AGREEMENT

This JOINDER to the Stockholders’ Agreement, dated as of __________, 2018 (the “Stockholders’ Agreement”), of Fusion Connect, Inc., a Delaware corporation (the “Company”), BCHI Holdings, LLC, a Georgia limited liability company (“Holding LLC”) and the other Persons set forth on Schedule I of the Stockholders’ Agreement (the “Initial FTI Stockholders”) is executed on behalf of the undersigned (“FTI Stockholder”), effective as of the date set forth on the signature page below, with reference to the following facts:

A.           Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Stockholders’ Agreement.

B.           FTI Stockholder is, as of the date set forth below, an FTI Director.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees as follows:

1.           Agreement to be Bound. FTI Stockholder hereby agrees that upon execution of this Joinder, FTI Stockholder shall become a party to the Stockholders’ Agreement as an “FTI Stockholder” and shall be fully bound by, and subject to, all of the covenants, terms and conditions of the Stockholders’ Agreement applicable to FTI Stockholder.

2.           Equity Securities. As of the date of this Agreement, the FTI Stockholder owns [INSERT AMOUNT AND TYPE OF COMPANY EQUITY SECURITIES OWNED BY STOCKHOLDER.]

3.           Counterparts. This Joinder may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.           Notices. For purposes of Section 4.6 of the Stockholders’ Agreement, all notices, demands or other communications to FTI Stockholder shall be directed to FTI Stockholder’s address set forth below FTI Stockholder’s signature below.

[Signature Page Follows]

IN WITNESS WHEREOF, Stockholder has executed this Joinder effective as of the date set forth below.

FTI STOCKHOLDER:

By:

Name:

Title:

ADDRESS:

Date: